STOCK EXCHANGE NEWS RELEASE

NewBridge Global Ventures, Inc. Announces Todd Lee, President, Assuming Leadership Position upon the Departure of Mark Mersman, CEO

Alameda, California – September 24, 2018 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the legal cannabis and hemp industry, today announced the departure of Mark Mersman, Chief Executive Officer, effective immediately.  The Board of Directors would like to thank Mark for his service and wish him success in his future endeavors.

Todd Lee was recently appointed President of Newbridge Global Ventures and immediately assumed a leadership role. “We are scaling our acquired facilities to compete successfully in the largest legal cannabis market in the world, California,” commented Todd., “The legal cannabis and hemp industry landscape is dynamic and continues to rapidly evolve.   To successfully compete, NewBridge is committed to lead the industry in regulatory compliance, corporate governance, best practices and standardization.”

Todd is a seasoned executive with almost thirty-eight years of experience in regulated industries including Meat Sales and Processing, Consumer Products, Biotech and Food industries.  During his career he has held executive positions of increasing responsibility including President, COO, VP Finance, Corporate Controller, and Director of Accounting Operations. As an entrepreneur, Todd executed successful sales and manufacturing growth strategies in a U.S. Department of Agriculture (USDA) regulated meat corporation; and most recently as owner operator of The Atlas Tap Room, a San Francisco restaurant and bar which is regulated by the Food Drug Administration (FDA) and California Alcohol Beverage Control (ABC).  While in Biotech, Todd actively participated in two asset acquisitions valued at $6.7 billion and $200 million, and managed the accounting integration and development of Sarbanes Oxley Section 404 financial infrastructure and controls for both acquisitions.  Todd earned his CPA and was a senior auditor at PwC (formerly Price Waterhouse & Company).  In 1980, he graduated with a Bachelor of Science in Business Administration from the University of California, Berkeley.

About NewBridge Global Ventures, Inc.

NewBridge Global Ventures, Inc.  (OTCQB: NBGV) is a US public company acquiring and currently operating a vertically integrated portfolio of California cannabis and hemp companies. Our vertical structure includes: cultivation, manufacturing, distribution, continuing education for medical professionals and consulting services to industry entrepreneurs. We believe by focusing on compliance, industry best practices, standardization, and corporate governance, NewBridge Global Ventures will be squarely positioned for rapid sales growth in the legal California cannabis and industrial hemp Industry. For more information, go to: www.newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Todd Lee, President

todd@newbridgegv.com

415-308-5806

Investors:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646-762-4518